Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Laboratory Corporation of America Holdings of our report dated February 8, 2002, except for Note 10 as to which the date is February 20, 2002 relating to the financial statements and financial statement schedule, which appears in Laboratory Corporation of America Holding’s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the references to us under the headings “Experts” and “Summary Consolidated Historical and Pro Forma Financial Data” in such Registration Statement.

/S/    PRICEWATERHOUSECOOPERS LLP

Charlotte, North Carolina

February 14, 2003